CERTIFICATE OF INCORPORATION OF PCI HOLDINGS, INC.
The undersigned, for the purposes of forming a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
ARTICLE I
The name of the corporation is PCI Holdings, Inc.
ARTICLE II
The address of its registered office In the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III

               The nature of the business or purposes to be conducted or promoted is:

               To engage in any business approved by the Board of Directors for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

               The Corporation shall have authority to issue one thousand (1,000) shares of capital stock all of which shall be shares of Common Stock, and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

ARTICLE V
The name and mailing address of the incorporator is as follows: NAME MAILING ADDRESS Leslie C. Zimberg 1801 K Street, N.W., Suite 900 Washington, D.C. 20006
ARTICLE VI
Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.
ARTICLE VII
The Corporation is to have perpetual existence.
ARTICLE VIII
In furtherance and not in limitation of the power conferred by statute, the Board of Directors shall have the power to adopt, amend, alter and repeal the By-Laws of the Corporation.
ARTICLE IX

               Meetings of stockholders may be held within or without the State of Delaware. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE X

               The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

               No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE XII

               The Corporation may indemnify and advance expenses to each director and each officer and any employee or agent of the Corporation and their respective heirs, administrators and executors, against all liabilities and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Corporation, to the full extent permitted by the laws of the State of Delaware now existing or as such laws may hereafter be amended.

               I, THE UNDERSIGNED, being the incorporator hereinbefore named, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of April 1998.

/s/ Leslie C. Zimberg Leslie C. Zimberg Incorporator